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                                                                    EXHIBIT 99.3


Wednesday May 12, 6:51 pm Eastern Time

Company Press Release

SOURCE: Interplay Entertainment Corp.

 Interplay Signs Letter of Intent With Titus Interactive For $25 Million Equity Agreement

IRVINE, Calif., May 12 /PRNewswire/ -- Interplay Entertainment Corp. (Nasdaq:
IPLY - news), a leading interactive entertainment software company, today announced that Titus Interactive S.A., a publicly traded French company (TITP.LN) has signed a letter of intent to make a strategic equity investment of $25 million in Interplay purchasing 6.25 million shares of Common Stock at $4 per share. In connection with this proposed transaction, Brian Fargo, Interplay's chairman and chief executive officer, would also swap two million personal shares of Interplay Common Stock for an agreed upon number of Titus shares. This investment follows the March 19, 1999 transaction in which Titus purchased shares of Interplay Entertainment Common Stock for $10 million.

The obligations of Titus are subject to Titus and Interplay entering into definitive agreements. Concurrently with signing the letter of intent, Titus made a $5 million short-term loan to Interplay, which is convertible into interplay Common Stock if the definitive agreements are not completed. As part of the agreement Titus Chairman and Chief Executive Officer Herve Caen would become president of Interplay. Brian Fargo would remain as chairman and chief executive officer of Interplay.

Interplay Chairman and Chief Executive Officer Brian Fargo said, "This would provide Interplay with access to capital and the potential to increase console revenues. The prospect of distributing Titus' strong line-up of licensed console titles will allow Interplay to achieve a critical mass with strength in both the PC and console market."

Fargo noted, "We are already seeing greater than anticipated sell-through on "Baldur's Gate: Tales of the Sword Coast," which just began to ship last Wednesday and we have "Descent 3" and "Kingpin" anticipated to be released in the second quarter. The proposed Titus agreement will add a key component that we did not previously possess -- impressive console products with great licenses, and Herve joining Interplay would add a wealth of experience to our executive management team."

Titus Chairman and Chief Executive Officer Herve Caen stated, "Our strength as a company has been to create great console software with licenses that have a significant following on a world-wide basis. The combination of Titus' scheduled releases of "Superman," "Xena" and "Hercules" with Interplay's superb PC products would benefit both companies. I look forward to the prospect of becoming the president of Interplay."

Titus Interactive S.A., was founded in 1985 by Herve and Eric Caen. The company has quickly grown into one of Europe's leading multi-platform software developers and publishers. Titus has developed a number of highly acclaimed games for both PC and console. With offices in Paris, Los Angeles, San Diego, London and Tokyo, the company has established an extensive distribution network. Titus trades on the French stock exchange Euro NM: (TITP.LN).

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Interplay Entertainment Corp. is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay currently balances its development efforts by publishing for personal computers and current generation video game consoles. Interplay releases products through Interplay, Shiny Entertainment, Tantrum, Black Isle Studios, Interplay Sports, 14 Degrees East, its distribution partners and its wholly owned subsidiary Interplay OEM, Inc. More comprehensive information on Interplay and its products is available through its worldwide web site at http://www.interplay.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements involving risks and uncertainties that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. For example, there can be no assurances that the Company and Titus Software will enter into definitive agreements or a strategic relationship. Additional important factors that may cause a difference between projected and actual results for Interplay include, but are not limited to, future capital requirements, risks of delays in development and introduction of new products, dependence on new product introductions which achieve significant market acceptance and the uncertainties of consumer preferences, dependence on third party software developers for a significant portion of new products, risks of rapid technological change and platform change, intense competition, seasonality, risks of product defects and resulting returns, dependence upon licenses from third parties, risks associated with dependence upon third party distribution, dependence upon key personnel and risks associated with international business, intellectual property disputes and other factors discussed in the Company's filings from time to time with the Securities Exchange Commission, including but not limited the Company's annual report on Form 10K for the year ended December 31, 1998. Interplay disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Note: All trademarks and copyrights are the property of their respective owners.

SOURCE: Interplay Entertainment Corp.

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